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FORM 5                                                                                                   --------------------------
------                                                                                                          OMB APPROVAL
                                                                                                         --------------------------
                                                                                                         OMB Number 3236-0362
[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION                                Expires: December 31, 2001
    longer subject to                     WASHINGTON, D.C. 20549                                         Estimated average burden
    Section 16. Form                                                                                     hours per response.....1.0
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                          --------------------------
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[X] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    TRANS COSMOS, INC.                            Primus Knowledge Solutions, Inc. (PKSI)       Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
Sumitomo ??sernei Akaska Building, 3-3-3,         Number of Reporting        Month/Year             Officer (give    Other (specify
Akasaka, Minato-ku                                Person (Voluntary)      December 31, 2000    ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                                                 5. If Amendment,
TOKYO,             JAPAN              107                                    Date of Original       -------------------------------
-------------------------------------------                                  (Month/Year)
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                   (Month/     (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                   Day/                                                  Fiscal Year         (D) or         cial
                                   Year)     ---------------------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                                Code    Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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         Common Stock            12/27/1999      P      66,667       A        $5.999     1,935,285(1)         (D)(1)
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Explanation of Responses:
(1) Includes 559,890 shares held directly by Trans Cosmos USA, Inc., 243,067 shares held directly by Encompass Group Inc., 857,329 shares held directly by U.S. Information Technology Financing, L.P., and 75,000 shares held directly by Primus KK.

*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)

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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                               ---------------------------------------------------
                                                                               Date    Expira-            Amount or
                                                                (A)     (D)    Exer-   tion       Title   Number of
                                                                               cisable Date               Shares
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
9. Number of           10. Ownership Form          11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Year                 (Instr. 4)
   (Instr. 4)

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**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ YASUKI MATSUMOTO          2/14/2001
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                ------------------------------- ---------
                                                                                           **Signature of Reporting Person    Date

                                                                                           Yasuki Matsumoto, Vice President

Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.



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